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                                                                     Exhibit 5.1


August 13, 2004

CD&L, Inc.
80 Wesley Street
South Hackensack, NJ 07606


RE: REGISTRATION STATEMENT ON FORM S-3 RELATING TO RIGHTS OFFERING OF COMMON STOCK, PAR VALUE $.001 PER SHARE

Ladies and Gentlemen:

We have acted as counsel for CD&L, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to a maximum of 2,782,502 shares of the Company's common stock, par value $.001 per share (the "Shares"), to be issued by the Company in connection with the Company's distribution to holders of its common stock, options to purchase common stock, and certain of its convertible notes of non-transferable subscription rights to purchase the Shares, as described in the Registration Statement.

In reaching the opinion set forth below, we have examined originals or copies, certified or otherwise identified, of the Company's Restated Certificate of Incorporation, as amended, the Company's Amended and Restated Bylaws, resolutions adopted by the Company's Board of Directors, and such other documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, which have not been independently established or verified, we have examined and relied upon such corporate records and documents of the Company as we have deemed necessary or appropriate to render this opinion and, where we have deemed appropriate, statements, representations or certificates related to factual matters of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares of Common Stock are duly authorized and, when issued by the Company upon exercise of the Rights in the manner described in the Registration Statement and in accordance with their terms, will be validly issued, fully paid and nonassessable.

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The opinion expressed above is specifically limited to the matters governed by the General Corporation Law, as amended, of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm's name under the heading "Legal Matters." In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


Very truly yours,


/s/ Lowenstein Sandler PC

Lowenstein Sandler PC